Exhibit 99

                 Wright Medical Group, Inc. Announces
                Preliminary Third Quarter 2005 Results

    ARLINGTON, Tenn.--(BUSINESS WIRE)--Oct. 4, 2005--

  Company Lowers Outlook for Full Year 2005 Due to Slower Recoveries in Domestic Biologics and Southern Europe; Solid Sales Performances
      Posted for U.S. Reconstructive Large Joints and Extremities

    Wright Medical Group, Inc. (NASDAQ:WMGI), a global orthopaedic medical device company specializing in the design, manufacture and marketing of reconstructive joint devices and biologics, today announced preliminary financial results for its third quarter ended September 30, 2005.
    Preliminary net sales for the quarter ended September 30, 2005 totaled approximately $73.4 million, representing annual sales growth of 6%. Net income for the quarter is expected to range from $.10 to $.11 per diluted share.
    Domestic sales totaled approximately $47.4 million during the third quarter of 2005, representing an increase of 7% over the prior year period. During the third quarter, the Company's domestic reconstructive joint and extremities product lines continued to perform strongly, with annual sales growth of domestic hips, knees and extremities totaling 15%, 13% and 14%, respectively. International sales totaled approximately $26.1 million during the third quarter, an increase of 5% compared to the third quarter of 2004.
    Laurence Y. Fairey, President and Chief Executive Officer commented, "Our preliminary sales results of $73.4 million for the third quarter of 2005 are approximately $4 million below the low end of our previously-communicated outlook range. As anticipated, during the third quarter we experienced another solid performance by our domestic reconstructive large joint and extremities businesses, and a strong performance from nearly all major geographic areas within our international business. However, we did not meet our expectations for a third quarter recovery in our domestic biologics growth rate, as third quarter sales for the domestic biologics product line decreased by 10% compared to the prior year's quarter. Additionally, our international businesses in Italy and southern France did not recover from the effects of our ongoing sales management transition in those regions to the degree we were expecting."
    Mr. Fairey continued, "Though we believe that recovery in these two areas is forthcoming, it is obvious that predicting the timeframe for this improvement is challenging. Based upon our business trends as we currently see them, we are revising corporate sales growth expectations for the remainder of the year such that our full year 2005 target is now a range of 6% to 7%. At the same time, we remain optimistic about the growth prospects of our business for 2006 and beyond, and, over time, a rebound to growth rates consistent with our low- to mid-teens corporate objectives, driven by the strength being demonstrated by our domestic large joint and extremities product lines and recovery from the issues affecting us at this time."

    Full Year 2005 Outlook

    The Company has revised its previously-communicated full year 2005 sales outlook to a target range of $315 million to $318 million, representing a sales growth objective of approximately 6% to 7%, and has revised its previously-communicated full year earnings per share outlook to a target range of $0.66 to $0.70 per diluted share. These newly-revised targets incorporate the preliminary third quarter results provided today and a fourth quarter outlook reflecting reduced expectations for the Company's domestic biologics product line and its Italian and French markets, modest acceleration of the Company's domestic extremities product line growth rate and ongoing solid performances by the Company's domestic reconstructive large joint business in line with recent industry rates of growth.

    Conference Call

    The Company will host a conference call to provide additional detail regarding this announcement starting at 3:30 p.m. (Central
Time) today, Tuesday, October 4, 2005. Because of the preliminary nature of the results announced today, there will be no question and answer session associated with this conference call, although such a session will occur as part of the Company's regularly-held call to discuss final release of third quarter results which is scheduled to occur on October 25, 2005. The live dial-in number for today's call is 800-810-0924 (domestic) or 913-981-4900 (international). To access a simultaneous webcast of the conference call via the internet, go to the "Corporate - Investor Information" section of the Company's website located at www.wmt.com. A replay of the conference call by telephone will be available starting at 4:30 p.m. Central today, October 4, 2005, and continuing until 11:59 p.m. Central on October 10, 2005. To hear this replay, dial 888-203-1112 (domestic) or 719-457-0820 (international) and enter the registration number 8458847. A replay of the conference call will also be available via the internet starting today and continuing for at least 12 months. To access a replay of the conference call via the internet, go to the "Corporate - Investor Information - Audio Archives" section of the Company's website located at www.wmt.com.
    The conference call may include a discussion of non-GAAP financial measures. Reference is made to the most directly comparable GAAP financial measures, the reconciliation of the differences between the two financial measures, and the other information included in this press release or otherwise available in the "Corporate - Investor Information - Supplemental Financial Information" section of the Company's website located at www.wmt.com.
    The conference call may include forward-looking statements. See the cautionary information about forward-looking statements in the "Safe-Harbor Statement" section of this press release.

    Safe-Harbor Statement

    This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements made in this press release, other than statements of historical fact, are forward-looking statements. Forward-looking statements reflect management's current knowledge, assumptions, beliefs, estimates, and expectations and express management's current views of future performance, results, and trends. The Company wishes to caution readers that actual results might differ materially from those described in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including the factors discussed in the Company's filings with the Securities and Exchange Commission (including the Company's annual report on Form 10-K for the year ended December 31, 2004 under the heading, "Factors Affecting Future Operating Results," and in its quarterly reports), which could cause the Company's actual results to materially differ from those described in the forward-looking statements. Although the Company believes that the forward-looking statements are accurate, there can be no assurance that any forward-looking statement will prove to be accurate. A forward-looking statement should not be regarded as a representation by the Company that the results described therein will be achieved. The Company wishes to caution readers not to place undue reliance on any forward-looking statement. The forward-looking statements are made as of the date of this press release. The Company assumes no obligation to update any forward-looking statement after this date.

    Wright Medical Group, Inc. is a global orthopaedic medical device company specializing in the design, manufacture and marketing of reconstructive joint devices and biologics. The Company has been in business for more than 50 years and markets its products in over 60 countries worldwide. For more information about Wright Medical, visit the Company's website at www.wmt.com.



    CONTACT: Wright Medical Group, Inc., Arlington
             John K. Bakewell, 901-867-4527